Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:(336) 584-5171
www.labcorp.com

FOR IMMEDIATE RELEASE
Contact:
Eric Lindblom - 336-436-6739
Investor@labcorp.com
Shareholder Direct: - 800-LAB-0401

LABORATORY CORPORATION OF AMERICA® HOLDINGS
ANNOUNCES 2007 FOURTH QUARTER AND FULL YEAR RESULTS

Fourth Quarter Net Sales Growth of 11.9% Drives EPS Growth
of 21.0% and Operating Cash Flow of $240.4 Million

Burlington, NC, February 7, 2008 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced results for the quarter and year ended December 31, 2007.

Fourth Quarter Results
Net earnings increased 10.4% to $114.4 million, compared to fourth quarter 2006 net earnings of $103.7 million. Excluding restructuring and other special charges recorded in both periods, net earnings increased 12.5% to $121.9 million in 2007 compared to fourth quarter 2006 net earnings of $108.4 million. Earnings per diluted share (EPS) increased 21.0% to $0.98, compared to $0.81 in the fourth quarter of 2006. Excluding restructuring and other special charges recorded in both periods, EPS increased 22.4% to $1.04 in 2007 compared to $0.85 in the fourth quarter of 2006. Earnings before interest, taxes, depreciation, amortization, and restructuring and other special charges (EBITDA) were $258.7 million for the quarter, or 25.7% of net sales.

Revenues for the quarter were $1,005.8 million, an increase of 11.9% compared to the same period in 2006. Compared to the fourth quarter of 2006, testing volume, measured by accessions, increased 11.0%, and price increased 0.9%.

Operating cash flow for the quarter, net of $8.7 million in transition payments to UnitedHealthcare, was $240.4 million, compared to $170.2 million in 2006. The balance of cash and short-term investments at the end of the quarter was $166.3 million, and there were no outstanding balances

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under the Company’s revolving credit facility. During the quarter, the Company repurchased $403.4 million of stock, representing 5.8 million shares. As of December 31, 2007, approximately $425.8 million of repurchase authorization remained under the Company’s approved repurchase plan.

The Company recorded pre-tax restructuring and other special charges of $12.3 million during the fourth quarter of 2007, primarily related to the closure of underutilized facilities, as well as costs related to further reductions in the Company’s workforce, including its Louisville lab downsizing.

Full Year Results
Net earnings for the year increased 10.5% to $476.8 million, compared to 2006 net earnings of $431.6 million. Excluding restructuring and other special charges recorded in both periods, net earnings increased 15.3% to $506.9 million compared to 2006 net earnings of $439.6 million. EPS increased 21.3% to $3.93 for 2007, compared to EPS of $3.24 in 2006. Excluding restructuring and other special charges recorded in both periods, EPS in 2007 increased 26.7% to $4.18 compared to 2006 EPS of $3.30. EBITDA was $1,071.3 million, or 26.3% of net sales.

Revenues for the year were $4,068.2 million, an increase of 13.3% compared to 2006. Compared to 2006, testing volume, measured by accessions, increased 12.3%, and price increased 1.0%.

During the year, the Company generated operating cash flow, net of $32.0 million in transition payments to UnitedHealthcare, of $709.7 million, compared to $632.3 million in 2006. Additionally, the Company repurchased $924.2 million of stock, representing 13.1 million shares.

“The fourth quarter completed a historic year of profitable growth for us,” said David P. King, Chief Executive Officer. “Our sales, EPS and cash flow grew significantly while we maintained our industry leading margins. Our entrance into new markets and our increased infrastructure provides us a solid platform for future growth.”

The company also announced, effective January 1, 2008, the acquisition of additional partnership units of its Ontario Canada based joint venture that will now result in a full consolidation of the joint venture’s operating results for all of 2008. “We are proud of Gamma-Dynacare, our joint venture, and look forward to continuing to provide high quality laboratory services to physicians and patients in Ontario,” said David P. King.

Outlook For 2008
The Company issued updated guidance for 2008, pre and post the acquisition of additional partnership units of its Ontario Canada based joint venture. Excluding any share repurchase activity after December 31, 2007, the Company expects:

	Pre-JV	Post-JV
	Transaction	Transaction

* Revenue growth	7.0% to 8.0%	13.0% to 14.3%
* EBITDA margins of approximately	26.8% to 27.2%	25.6% to 26.0%
* Diluted earnings per share of between	$4.73 and $4.88	$4.74 and $4.90

* Operating cash flow, excluding any transition payments to UnitedHealthcare, of approximately	$770 million to $790 million	$775 million to $800 million

* Capital expenditures of approximately	$115 million to $130 million	$120 million to $140 million

* Net interest of approximately	$60 million	$66 million

The Company today is filing an 8-K that will include additional information on its business and operations, including financial guidance for 2008. This information will also be available on the Company’s Web site. Analysts and investors are directed to this 8-K and the Web site to review this supplemental information.

A conference call discussing LabCorp’s quarterly results will be held today at 9:00 a.m. Eastern Time and is available by dialing 800-798-2796 (617-614-6204 for international callers). The access code is 62942854. A telephone replay of the call will be available through February 14, 2008 and can be heard by dialing 888-286-8010 (617-801-6888 for international callers). The access code for the replay is 66732995. A live online broadcast of LabCorp’s quarterly conference call on February 7, 2008 will be available at www.labcorp.com or at www.streetevents.com beginning at 9:00 a.m. Eastern Time. This webcast will be archived and accessible continuing through March 6, 2008.

About LabCorp®
Laboratory Corporation of America® Holdings, a S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $4.1 billion in 2007, over 26,000 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, Inc., ViroMed Laboratories, Inc., The Center for Esoteric Testing, DIANON Systems, Inc., US LABS, and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories.

LabCorp conducts clinical trial testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2006, and subsequent SEC filings, and will be available in the Company’s Form 10-K for year ended December 31, 2007, when filed.

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LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,

	2007	2006	2007	2006

Net sales	$1,005.8	$898.6	$4,068.2	$3,590.8
Cost of sales	600.4	519.6	2,377.0	2,061.4
Selling, general and administrative	196.6	203.1	808.7	779.1
Amortization of intangibles and other assets	14.3	13.2	54.9	52.2
Restructuring and other special charges	12.3	--	50.6	1.0

Operating income	182.2	162.7	777.0	697.1

Other income (expense)	0.1	(0.9)	(1.4)	(2.8)
Investment income	2.1	3.3	5.4	7.7
Interest expense	(18.8)	(12.4)	(56.6)	(47.8)
Income from joint venture partnerships	21.3	17.1	77.9	66.7

Earnings before income taxes	186.9	169.8	802.3	720.9
Provision for income taxes	72.5	66.1	325.5	289.3

Net earnings	$114.4	$103.7	$476.8	$431.6

Net earnings:
Net earnings	$114.4	$103.7	$476.8	$431.6
Restructuring and other special charges, net of tax	7.5	4.7	30.1	8.0

Net earnings, excluding restructuring and other special charges	$121.9	$108.4	$506.9	$439.6

Diluted earnings per common share:
Diluted earnings per share	$0.98	$0.81	$3.93	$3.24
Impact of restructuring and other special charges	0.06	0.04	0.25	0.06

Diluted earnings per share, excluding restructuring and other special charges	$1.04	$0.85	$4.18	$3.30

Weighted average shares outstanding	117.2	129.2	121.3	134.7

EBITDA	$258.7	$227.7	$1,071.3	$935.7

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Balance Sheets
(in millions, except per share data)

	December 31,	December 31,
	2007	2006

Cash and short-term investments	$166.3	$186.9
Accounts receivable, net	623.2	541.3
Property, plant and equipment	439.2	393.2
Intangible assets and goodwill, net	2,252.9	2,094.2
Investments in joint venture partnerships	683.0	577.9
Other assets	203.6	207.3

	$4,368.2	$4,000.8

Zero-coupon subordinated notes	564.4	554.4
5 1/2% senior notes due 2013	352.1	352.6
5 5/8% senior notes due 2015	250.0	250.0
Term loan	500.0	--
Other liabilities	976.4	866.7
Shareholders' equity	1,725.3	1,977.1

	$4,368.2	$4,000.8

Consolidated Statement of Cash Flow Data
(in millions, except per share data)

	For the Years Ended
	December 31, 2007	December 31, 2006

Net cash provided by operating activities	$709.7	$632.3
Net cash used for investing activities	(341.6)	(273.3)
Net cash used for financing activities	(363.6)	(353.5)
Effect of exchange rates on cash	0.4	0.6

Net increase in cash	4.9	6.1
Cash at beginning of period	51.5	45.4

Cash at end of period	$56.4	$51.5

Free Cash Flow:
Net cash provided by operating activities	$709.7	$632.3
Less: Capital expenditures	(142.6)	(115.9)

Free cash flow	$567.1	$516.4

Notes to Financial Tables

1)	EBITDA represents earnings before interest, income taxes, depreciation, amortization, and nonrecurring charges, and includes the Company’s proportional share of the underlying

EBITDA of the income from joint venture partnerships. The Company uses EBITDA extensively as an internal management performance measure and believes it is a useful, and commonly used measure of financial performance in addition to earnings before taxes and other profitability measurements under generally accepted accounting principles (“GAAP”). EBITDA is not a measure of financial performance under GAAP. It should not be considered as an alternative to earnings before income taxes (or any other performance measure under GAAP) as a measure of performance or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. The following table reconciles earnings before income taxes, representing the most comparable measure under GAAP, to EBITDA for the three-month period and year ended December 31, 2007 and 2006:

	Three Months Ended December 31,		Year Ended December 31,

	2007	2006	2007	2006

Earnings before income taxes	$186.9	$169.8	$802.3	$720.9
Add(subtract):
Interest expense	18.8	12.4	56.6	47.8
Investment income	(2.1)	(3.3)	(5.4)	(7.7)
Other(income)expense, net	(0.1)	0.9	1.4	2.8
Depreciation	27.4	26.0	106.4	102.2
Amortization	14.3	13.2	54.9	52.2
Restructuring and other special charges	12.3	7.7	50.6	13.4
Joint venture partnerships' depreciation and amortization	1.2	1.0	4.5	4.1

EBITDA	$258.7	$227.7	$1,071.3	$935.7

2)

During the second, third and fourth quarters of 2007, the Company recorded charges of approximately $7.0 million, $31.3 million and $12.3 million respectively. These charges were related to actions directed at reducing the Company’s work force in non-operational areas, along with redundant and underutilized facilities. The after tax impact of these charges reduced net earnings for the quarter and year ended December 31, 2007, by $7.5 million and $30.1 million, respectively. These charges reduced fourth quarter 2007 diluted EPS by $0.06 ($7.5 million divided by 117.2 million shares). The charges reduced diluted EPS for the year ended December 31, 2007 by $0.25 ($30.1 million divided by 121.3 million shares).

3)

During the third and fourth quarters of 2006, the Company recorded charges of approximately $4.6 million and $7.7 million, respectively, primarily related to the acceleration of the recognition of stock compensation due to the announced retirement of the Company’s Chief Executive Officer, effective December 31, 2006. During the third quarter of 2006, the Company also recorded net restructuring charges of $1.0 million relating to certain expense-reduction initiatives undertaken across the Company’s corporate and divisional operations.

The after tax impact of these 2006 charges reduced fourth quarter net earnings by $4.7 million, fourth quarter diluted EPS by $0.04 ($4.7 million divided by 129.2 million shares), net earnings for the year by $8.0 million and annual diluted EPS by $0.06 ($8.0 million divided by 134.7 million shares).